                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  SCHEDULE TO
           Tender Offer Statement Under Section 14(d)(1) or 13(e)(1)
                    of the Securities Exchange Act of 1934

                             KENETECH CORPORATION
                      (Name of Subject Company (Issuer))

                            KC HOLDING CORPORATION
                                KC MERGER CORP.
                        VALUEACT CAPITAL PARTNERS, L.P.
                     (Names of Filing Persons (Offerors))

                   Common Stock, Par Value $.0001 Per Share,
             Together With The Associated Rights Attached Thereto
                        (Title of Class of Securities)

                                   488878109
                     (CUSIP Number of Class of Securities)

                               Jeffrey W. Ubben
                            Secretary and Treasurer
                            KC Holding Corporation
                                KC Merger Corp.
                      c/o ValueAct Capital Partners, L.P.
                              One Maritime Plaza
                                  Suite 1400
                            San Francisco, CA 94111
                                (415) 362-3700
  (Name, Address and Telephone Number of Person Authorized to Receive Notices
                and Communications on Behalf of Filing Persons)

                                   Copy to:
                             Dennis M. Myers, Esq.
                               Kirkland & Ellis
                            200 East Randolph Drive
                               Chicago, IL 60601
                                (312) 861-2000

                           CALCULATION OF FILING FEE
--------------------------------------------------------------------------------
         Transaction Valuation                    Amount of Filing Fee
--------------------------------------------------------------------------------
            Not Applicable                           Not Applicable
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[_]  Check the box if any part of the fee is offset as provided by Rule 0-
     11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:        None             Filing Party:   Not applicable
                       -------------------                    -----------------
Form or Registration No.:  Not applicable          Date Filed:  Not applicable
                          ----------------                    -----------------

[X] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.
Check the appropriate boxes to designate any transactions to which the statement relates:
[_] third-party tender offer subject to Rule 14d-1.
[_] issuer tender offer subject to Rule 13e-4.
[_] going-private transaction subject to Rule 13e-3.
[_] amendment to Schedule 13D under Rule 13d-2.
Check the following box if the filing is a final amendment reporting the results of the tender offer: [_]
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          After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  October 27, 2000

                                      KC HOLDING CORPORATION


                                      By:  /s/ Jeffrey W. Ubben
                                         -----------------------------
                                          Name:  Jeffrey W. Ubben
                                               -----------------------
                                          Title:  Treasurer/Secretary
                                                ----------------------


                                      KC MERGER CORP.


                                      By:  /s/ Jeffrey W. Ubben
                                         -----------------------------
                                          Name:  Jeffrey W. Ubben
                                               -----------------------
                                          Title:  Treasurer/Secretary
                                                ----------------------


                                      VALUEACT CAPITAL PARTNERS, L.P.
                                      By:  VA Partners, L.L.C.
                                      Its: General Partner


                                      By:  /s/ Jeffrey W. Ubben
                                         -----------------------------
                                          Name:  Jeffrey W. Ubben
                                               -----------------------
                                          Title:  Managing Member
                                                ----------------------